KPMG Peat Marwick LLP
  2400 First Indiana Plaza
  Indianapolis, IN 46204-2452






  The Board of Directors and Shareholders
  The Somerset Group, Inc.:


  We have audited the accompanying consolidated balance sheets of The
  Somerset Group, Inc. And subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended
  December 31, 1996. These consolidated financial statements are the responsibility of The Somerset Group, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


  In our opinion, the consolidated financial statements referred to above represent fairly, in all material respects, the financial position of The Somerset Group, Inc. And subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.


  S/ KPMG Peat Marwick LLP
     KPMG Peat Marwick LLP

  January 31, 1997, except note 16,
   which is as of February 19, 1997





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